EXHIBIT 23.01


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 2 to the Registration Statement on Form SB-2 of our report dated September 26, 2005, except for the second paragraph of Note 1, as to which the date is February 11, 2006 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), relating to the consolidated financial statements of Vyta Corp (formerly known as Nanopierce Technologies, Inc.), and to the reference to our Firm under the caption "Experts" in the Prospectus.


/s/  GHP  HORWATH,  P.C.

Denver,  Colorado
June  29,  2006